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                                                                    EXHIBIT 99.1

                                                                Contact:  Media:
                                                                    Bob Ratliffe
                                                                  (206) 979-4254
                                                             Investors/analysts:
                                                                John D. Thompson
                                                           Nextel Partners, Inc.
                                                                  (425) 828-1713
FOR IMMEDIATE RELEASE


                   NEXTEL PARTNERS ANNOUNCES OPERATING RESULTS
                             FOR FOURTH QUARTER 1999

KIRKLAND, WA FEBRUARY 7, 2000 - Nextel Partners, Inc. today announced operating results for the fourth quarter of 1999. At December 31, 1999, the Company had approximately 46,000 digital subscribers, an increase of 38% from the approximately 33,400 digital subscribers at September 30, 1999. Monthly average revenue per unit, or ARPU, was $66 for the year ended December 31, 1999.

Service revenues grew about 27% to $10.5 million for the three months ended December 31, 1999, as compared with $8.3 million for the three months ended September 30, 1999. Earnings before interest, taxes, depreciation, amortization and stock-based compensation, or EBITDA as adjusted, for the three months ended December 31, 1999, was $(10.5) million, as compared to $(8.0) million for the three months ended September 30, 1999. For the year ended December 31, 1999, EBITDA as adjusted was $(31.6) million as compared to $(17.3) million for the year ended December 31, 1998. EBITDA is commonly used to analyze companies, but is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income or loss as a measure of performance or to cash flow as a measure of liquidity. EBITDA as adjusted, as calculated by the Company, may not be comparable to other similarly entitled measures reported by other companies.

The Company's loss from operations for the three months ended December 31, 1999 was $40.7 million which includes an amount for stock-based compensation expense of $25.6 million. This represents an increase of $29.5 million from the Company's loss of $11.2 million for the three months ended September 30, 1999. The Company's capital expenditures during the fourth quarter of 1999 were $90 million.

Nextel Partners provides digital wireless communications services in mid-sized and smaller markets throughout the United States.


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